CONFORMED COPY

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

      AMENDMENT (THIS "AMENDMENT"), dated as of April 2, 2000, to the Rights Agreement, dated as of October 29, 1998, between Anadarko Petroleum Corporation, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, successor to The Chase Manhattan Bank, as Rights Agent (the "Rights Agent"). Capitalized terms used but not defined herein, unless the context otherwise requires, have the meanings ascribed to such terms in the Rights Agreement.

      WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

      WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

      WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "UPR Merger Agreement"), dated April 2, 2000, among the Company, Dakota Merger Corp., a Utah corporation and wholly owned subsidiary of the Company ("Subcorp"), and Union Pacific Resources Group Inc., a Utah corporation ("UPR"), which provides for, among other things, the merger of Subcorp with and into UPR (the "UPR Merger");

      WHEREAS, the UPR Merger Agreement contemplates that, concurrently with and as a condition to the execution and delivery of the UPR Merger Agreement, UPR and the Company will enter into the Stock Option Agreement dated April 2, 2000 (the "Anadarko Stock Option Agreement");

      WHEREAS, the UPR Merger Agreement contemplates that the Company will amend the Rights Agreement so that UPR is exempt from the definition of "Acquiring Person" contained in the Rights Agreement and no "Shares Acquisition Date" or "Distribution Date" will occur as a result of the execution of the Anadarko Stock Option Agreement or the acquisition or transfer of Common Shares by UPR pursuant to the Anadarko Stock Option Agreement; and

      WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement as contemplated by the UPR Merger Agreement.

      NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

          1. Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

               "Notwithstanding anything in this Agreement to the contrary, neither Union Pacific Resources Group Inc., a Utah corporation ("UPR"), nor any of its Affiliates or Associates, shall be deemed to be an Acquiring Person by virtue of the approval, execution or delivery of the Stock Option Agreement dated April 2, 2000, between UPR and the Company (the
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               "Anadarko Stock Option Agreement"), or the acquisition of
               beneficial ownership of Common Shares pursuant to such agreement."

          2. Section 3(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

               "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of the execution of the Anadarko Stock Option Agreement or the acquisition or transfer of Common Shares by UPR pursuant to the Anadarko Stock Option Agreement."

          3. Section 29 of the Rights Agreement is amended to add the following sentence at the end thereof:

               "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the Anadarko Stock Option Agreement, or by virtue of any of the transactions contemplated by such agreement."

          4. This Amendment shall become effective as of the date of the UPR Merger Agreement. If the UPR Merger Agreement is terminated without the Effective Time (as defined in the UPR Merger Agreement) having occurred, this Amendment shall be null and void and the Company shall promptly notify the Rights Agent in writing of such an occurrence.

          5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          6. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          7. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

          8. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:                                  ANADARKO PETROLEUM CORPORATION

/s/ J. Stephen Martin                    By: /s/ Robert J. Allison, Jr.
____________________________________     ______________________________
Name:  J. Stephen Martin                 Name:  Robert J. Allison, Jr.
Title: Vice President and                Title: Chairman and Chief
          General Counsel                         Executive Officer



Attest:                                  CHASEMELLON SHAREHOLDER
                                         SERVICES, L.L.C.

/s/ Barbara B. Popovsky                  By: /s/ Gerald L. Popovsky
____________________________________     ____________________________
Name:  Barbara B. Popovsky               Name:  Gerald L. Popovsky
Title:                                   Title: Vice President